Exhibit b(ii) under Form N-1A
                                    Exhibit 3(ii) under Item 601/Reg. S-K

                           FLAG INVESTORS FUNDS, INC.

                        (FORMERLY: DEUTSCHE FUNDS, INC.)

                                  AMENDMENT #1

                                 TO THE BY-LAWS

                          (EFFECTIVE JANUARY 31, 2000)

Strike Section 2 - Annual Meetings from Article I - Stockholders and replace it with the following:

      SECTION 2. ANNUAL MEETING. The Corporation shall not be required to hold an annual meeting of its stockholders in any year in which the election of directors is not required to be acted upon under the Investment Company Act of 1940 (the "1940 Act"). In the event that the Corporation shall hold an annual meeting of the stockholders, such meeting shall be held at a date and time set by the Board within the 31 day period from March 28 to April 28. Any stockholders' meeting held in accordance with the preceding sentence may constitute the annual meeting of stockholders for the fiscal year of the Corporation in which the meeting is held.